Pricing Supplement Dated March 3, 2005          Rule 424(b)(3)
(To Prospectus dated July 20, 2004 and          File Nos. 333-103003,
Prospectus Supplement dated September 10, 2004) 333-103003-01, 333-103003-02,
                                                333-103003-03 and 333-103003-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series G
(U.S. $ Fixed Rate)
_________________________________________________________________
Trade Date: March 3, 2005            Original Issue Date: March 10, 2005
Principal Amount: $500,000,000       Net Proceeds to Issuer: $497,620,000
Purchase Price: 99.524%              Agents' Capacity:
Selling Agents'                      x Principal Basis      Agency Basis
Commission/Discount: 0.14%
Price to Public: 99.664%
Interest Rate: 4.95% per annum       Interest Payment Date:
Maturity Date: March 15, 2015        Semi-annually on the 15th day of September
                                     and March, commencing September 15, 2005
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

Repayment:
           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:     Yes    x     No

Defeasance:
The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

Plan of Distribution:
The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the "Agents"), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at the price to public set forth above. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Agents.

                                               Aggregate Principal Amount of
                Agent                               Notes to be Purchased
____________________________________________________________________________
Goldman, Sachs & Co.                                    $250,002,000
Barclays Capital Inc.                                    $35,714,000
BNY Capital Markets, Inc.                                $35,714,000
Citigroup Global Markets Inc.                            $35,714,000
Credit Suisse First Boston LLC                           $35,714,000
Deutsche Bank Securities Inc.                            $35,714,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated       $35,714,000
Morgan Stanley & Co. Incorporated                        $35,714,000
                                                        ____________
     Total                                              $500,000,000

Each Agent has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Original Issue Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Agent has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This pricing supplement and the accompanying prospectus supplement and prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each Agent has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.